UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 16, 2005

STANDEX INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-7233	31-0596149
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6 Manor Parkway, Salem, New Hampshire	03079
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 893-9701

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Standex International Corporation

ITEM 2.03 - CREATION OF A DIRECT FINANCIAL OBLIGATION

On March 10, 2005, the Company used proceeds of $15 million borrowed under its unsecured revolving syndicated credit facility (the “Facility”) to fund a tax-deductible contribution to the Company’s United States defined benefit pension plans.  The contribution significantly improves the funded status of those pension plans, and is expected to reduce the amount of any additional minimum pension liability required to be reported by the Company.  The contribution also lowered the Company’s federal income tax liability for 2004 by approximately $4 million.

Under the terms of the Facility, the entire amount borrowed is to be repaid in February 2006, or, if certain conditions are met, in February 2007.  The Company expects, however, that the repayment date will be extended, either through an amendment to the current Facility or the establishment of a new revolving credit facility.  Alternatively, the borrowing may be refinanced through a private placement or other loan transaction.

The borrowing will bear interest at a floating interest rate based upon the Eurodollar rate, plus an applicable margin, which margin is based upon the Company’s debt-to-capital, or leverage ratio.  Repayment will be subject to acceleration in the event of a default under the Facility.  In addition to customary default provisions, failure to maintain compliance with certain financial covenants, consisting of a leverage ratio, and minimum invested capital and consolidated net worth requirements, constitute events of default under the Facility.  The Company continues to be in full compliance with all of those covenants.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STANDEX INTERNATIONAL CORPORATION

(Registrant)

/S/Christian Storch
Christian Storch Chief Financial Officer

Date: March 16, 2005

Signing on behalf of the registrant and as principal financial officer